Exhibit 10.21
MANUFACTURING AGREEMENT

This Manufacturing Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with principal offices at 1261 Hawk’s Flight Court, El Dorado Hills, CA 95762 and W.F. Young, Inc., a Massachusetts corporation with principal address at 302 Benton Drive, East Longmeadow, MA 01028-5990 (“W.F. Young”). The parties agree as of April 13, 2005 (“Effective Date”) as follows:

1.     Background and Purpose. Pursuant to the letter of intent signed by the parties February 10, 2005, and in conjunction with the Assignment of Interests entered into by and between NutraCea, Nutraglo Incorporated, a Nevada corporation, NaturalGlo Specialty Products, LLC, a Delaware limited liability company, and W.F. Young, executed on the Effective Date of this Agreement and the Distribution Agreement entered into by and between NutraCea and W.F. Young on the Effective Date of this Agreement (“Distribution Agreement”), the parties wish to enter into an agreement to establish the rights and obligations of the parties as such rights relate to the exclusive manufacturing rights for certain non-human supplement products, as more specifically defined herein.

2.	Definitions.

2.1.     “Equine Flex+” means the equine, anti-inflammatory, stabilized rice bran food supplements/nutraceutical products known as Flex+ and Flx+, as specified on the attached Exhibit A.

2.2.    ”2001 Agreement” means the Agreement dated May 1, 2001 by and between W.F. Young, NutraGlo, Inc., Wolcott Farms, Inc. and NutraCea, formerly known as NutraStar.

3.	Manufacturing Rights.

3.1.     Manufacturing Rights. W.F. Young hereby grants to NutraCea the exclusive worldwide rights to manufacture all of W.F. Young’s requirements for Equine Flex+ products for which NutraCea does not hold exclusive, worldwide manufacturing rights under the 2001 Agreement. The payment, terms, and price~~,~~ for all such products shall be as provided in the 2001 Agreement, unless otherwise agreed in writing by the parties. In the event that NutraCea is unable to supply W.F. Young’s purchase requirements for any of these products except in the event of Force Majeure (as defined below), NutraCea shall be responsible, within Sixty (60) days written notice from W.F. Young for obtaining replacement supply of the applicable products of substantially similar quality and specifications. For purposes of this Agreement, Force Majeure shall mean circumstances beyond the reasonable control of NutraCea, which prevents NutraCea from performing hereunder and shall include, but not be limited to, fires, floods, strikes, lockouts or other industrial disturbances, accidents, shipping difficulties, embargoes, inadequate supply of labor or material, war, civil commotion, riots, acts of God or of the public enemy, orders requests, regulations, recommendations or instructions of any foreign or domestic government authority. In the event that NutraCea is unable to obtain replacement products within such Sixty (60) day period, NutraCea shall grant to W.F. Young the non-exclusive limited license to manufacture or have manufactured such Equine Flex+ products that NutraCea is not able to provide to satisfy W.F. Young’s requirements only until such time as NutraCea is able to meet W.F. Young’s requirements. The foregoing manufacturing rights are supplemental to and in addition to NutraCea’s rights to manufacture Equine Flex+ products under the 2001 Agreement.

4.     Representations and Warranties of W.F. Young. W.F. Young represents and warrants to NutraCea as follows:

(a)    Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

(b)     Power and Authority. It has the power and authority to execute, deliver and perform this Agreement and any Agreement executed in connection herewith; and

(c)     Binding Agreement. This Agreement has been duly executed and delivered by W.F. Young and is the legal, valid and binding obligation of W.F. Young, enforceable against W.F. Young in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws relating to or affecting the enforcement of creditor’s rights generally, and except of the availability of specific performance, injunctive relief or other equitable remedies as subject to the discretion of the court before which any such proceeding therefore may be brought.

5.     Representations and Warranties of NutraCea. NutraCea represents and warrants to W.F. Young as follows:

(a)     Organization and Standing. NutraCea is a corporation duly organized, validly existing and in good standing under the laws of the State of California. It has the power and authority to own and lease the properties now owned or leased by it and to conduct its business;

(b)     Power and Authority. It has the power and authority to execute, deliver and perform this Agreement and any Agreement executed in connection herewith; and

(c)    Binding Agreement. This Agreement has been duly executed and delivered by NutraCea and is the legal, valid and binding obligation of it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditor’s rights generally and except of the availability of specific performance, injunctive relived or other equitable remedies as subject to the discretion of the court before which any such proceeding therefore may be brought.

(d)     Warranty of Products. Except as provided in the 2001 Agreement, NutraCea MAKES NO OTHER WARRANTIES OTHER THAN THOSE EXPRESSLY PROVIDED FOR HEREIN. NUTRACEA MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY PRODUCT.

6.	Term and Termination.

6.1.     Term. The term of this Agreement shall commence on the Effective Date and shall expire on the expiration of the 2001 Agreement.

6.2.    Termination for Breach. Termination of Other Agreements. In the event of a material breach of this Agreement, the breaching party shall have the right to cure such breach within thirty (30) days of receipt of written notice from the non-breaching party specifying the nature of the alleged breach.

6.3.     Effect of Termination. Upon any termination of this Agreement, any accrued but unpaid amounts owed to NutraCea under this Agreement by W.F. Young shall be paid to NutraCea within Thirty (30) days of the termination date of this Agreement.

7.	Confidentiality.

7.1.    Confidential Information. W.F. Young and NutraCea each acknowledges that in the course of performing its duties hereunder, it shall receive Confidential Information which is valuable and proprietary to the other. Confidential Information includes without limitation written or oral information, sales figures, business plans, marketing plans, customer support materials, software or other customer support programs, customer support training or procedures and other customer support information, product plans, upgrade information, product sell-rate, illustrations, prototypes, models, whether patentable or unpatentable, trade secrets, know-how, concepts and other data, trademarks, copyrights, design features, or configuration of any kind, procedures, demonstrations, methods, processes, uses, manufacturing information, techniques, formulas, improvements, research and development data, pamphlets, books, reports or other documents, testing or inspection procedures, apparatuses, compounds, compositions, combinations, programs, software and works of authorship, whether discovered, conceived, developed, made or produced, and whether obtained directly or through inspection of any sample. The Confidential Information of each party is regarded as highly valuable and is now known publicly. Its continued value depends, in part, on retaining its confidential nature.

7.2.     Limited Use. Each party agrees that, continuing for a period of five (5) years after disclosure of the Confidential Information, each party shall not use or disclose any Confidential Information of the other party except in the authorized performance of this Agreement, without the prior written consent of the other party. At all times each party shall treat such information as it would its own confidential or proprietary information. Each party shall limit dissemination of and access to the Confidential Information of the other the personnel to whom disclosure is necessary for the performance of such parties duties hereunder. Each party agrees that no disclosure shall be made to any of its personnel without first obtaining such person’s agreement to the terms of this Agreement.

7.3.    Return of Tangible Information. Each party agrees that all tangible information and property concerning the Confidential Information shall remain the exclusive property of the other party. No documents or other data relating to such Confidential Information shall be copied or reproduced without the prior written consent of an authorized employee of the other party unless required for the performance of the first party’s duties under this Agreement. At the request of either party, and upon the expiration of the terms of this Agreement, the other party shall immediately return to the requesting party all documents and other materials containing or evidencing the Confidential Information of the requesting party, including all copies, whether electronic or hard copy and permanently erase all of such records contained on electronic or other media not so delivered.

8.	Miscellaneous Provisions.

8.1.   Governing Law. This Agreement shall be governed by the laws of the State of New York, notwithstanding its conflict of law principles. The parties agree that any dispute hereunder shall be settled by arbitration in New York, New York, pursuant to the rules of the American Arbitration Association. Any arbitration ruling issued pursuant to this section may be enforced in any court of competent jurisdiction.

8.2.   Entire Agreement. This Agreement, along with the 2001 Agreement and any and all documents expressly referred to and incorporated herein constitutes the entire agreement between the parties regarding the matters contained herein, all oral agreements regarding such Agreement being merged herein, and supersedes all prior representations made by any of the parties hereto with regard to such Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement or the other agreements referenced herein.

8.3.   Modification. The provisions of this Agreement may not be modified at any time unless agreed to in writing by all parties.

8.4.          Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.5.   Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any assignment contrary to the provisions of this Agreement shall be deemed a default under this Agreement, allowing the nondefaulting parties to exercise all remedies available under law.

8.6.           Successors. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

8.7.   No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

8.8.   Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (a) on the date of personal service on the other party, (b) on the third business day after mailing, if the document is mailed by registered or certified mail, or (c) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier. Any such notice shall be delivered or addressed to the other party at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

8.9.           Attorneys’ Fees. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of one or more parties to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

8.10.         Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

8.11.         Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

8.12.         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

8.13.         Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any related agreement hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld.

[SIGNATURE PAGE TO FOLLOW]

NUTRACEA
a California Corporation

/s/ Bradley D. Edson
By: Bradley D. Edson
Title: President

W.F. YOUNG, INC.
a Massachusetts corporation

/s/ Adam D. Raczkowski
By: Adam D. Raczkowski
Title: Executive VP and COO

[SIGNATURE PAGE TO MANUFACTURING AGREEMENT]

Exhibit A
Equine Flex+

Equine Flex+ products for the equine market consist of the following, and include any other equine Flex+ product in other forms or containers, under any brand owned or licensed to W.F. Young now or in the future. Such term includes, without limitation, the contemplated stabilized rice bran based liquid form of Equine Flex+.

Product

FLEX+ and FLX+ Powder - Equine
30 day container
60 day container
150 lbs. bulk container

FLEX+ and FLX+ Pellets - Equine
30 day container
60 day container
120 day container
150 lbs. bulk container